Exhibit 10.46

Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request. Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission. The omitted portions of this document are marked with a ***.

CONTRACT No.

On the one hand [NAME], of legal age, of Salvadoran nationality with Degree in [ABC], Sole Identity Document number __________ with domicile in [DOMICILE], who appears in his capacity of Legal Representative, acting on behalf of INVERSIONES ENERGÉTICAS, SOCIEDAD ANÓNIMA DE CAPITAL VARIABLE, that can be abbreviated as INE, S. A. DE C. V., of this domicile, with Fiscal Identification Number________ who hereinafter will be called “INE”, who has been duly authorized to enter into this Contract in accordance with [ABC];

and on the other hand, JOSE MIGUEL APARICIO, of legal age, of US nationality, Executive, with domicile in Nashville, Tennessee, United States of America, who appears in his capacity of Special Representative of Altairnano, Inc., a Nevada corporation with domicile in Reno, Nevada, United States of America, constituted and existing in accordance with the laws of the State of Nevada, United States of America, which will be hereinafter called the “Contractor”, hereby agree to enter into the present Contract, which will be ruled by the following sections:

SECTION 1. OBJECT OF THE CONTRACT

This present Contract is under the turnkey mode for installation of an energy storage system, which enables fast response frequency regulation, at the Talnique Power Station.

SECTION 2. SCOPE

Based on the above section Contractor is bound to supply, as established in Exhibit A,  detailed design and engineering services, manufacture, transportation and assembly of equipment, construction of civil and electromechanical works, supply of necessary equipment, and commercial commissioning of all the required equipment, for ten (10) Energy Storage Units of 1MW each, with a total capacity of 10MW, in the Talnique Power Station, El Salvador, and integrate the system with the existing control room. Additional equipment will also be integrated in the medium voltage room, the low voltage room or the control room and others that will be required for their operation; all according to what Section 4 of the Contractual Documents for this Contract establishes.

SECTION 3. DEFINITIONS

For the purpose of this Contract, the following terms will have the meaning assigned below:

“Document of Final Acceptance”: means the internal document of INE issued by the Project Director for INE Management, certifying that the Contractor has completely moved out of the site, that all work in the Punch List has been completed, that INE has received the drawings according to the works and that it states that the Power Storage System has been satisfactorily completed.

“INE Deliverables”: means those items identified in Section 7.

“Final Completion Certificate”: means the format of certificate attached hereto as Exhibit M, which when issued by INE will mean that the Contractor has completely moved out of the site, that all items in the Punch List have been completed, that INE has the drawings in accordance with the Works and that it declares that the Power Storage System is satisfactorily completed and Contractor is released from any additional performance and obligation, except for those established in the Warrantee and any indemnifications specifically established which will survive the termination of this Contract.

“Electrical-Mechanical Completion Certificate”: means the format of certificate attached hereto as Exhibit K, which when issued will mean that the Contractor is ready to start the Performance Test Procedure, according to all the necessary installation and electrical work tests that have been completed.

“Commercial Operation Certificate”: means the certificate attached hereto as Exhibit J and, when issued, will mean that the Power Storage System is ready to begin Commercial Operations.

“Performance Test Certificate”: means the format of certificate attached hereto as Exhibit H and that, when issued, will mean that the tests have been successfully completed by Contractor and the Power Storage System is ready for Commercial Operations.

“Turnkey Contract”: Means the present instrument signed between ALTAIRNANO and INE, its exhibits and modifications in case of force majeure or Act of God, as established in Section 13.

“Contracting Party”: means INE, S. A. DE C. V., a corporation constituted and existing under the laws of the Republic of El Salvador.

“Contractor”: means Altairnano, Inc., a corporation constituted and existing under the laws of the State of Nevada, United States of America.

“Days”: means calendar days.

“Business Days”: means Mondays through Fridays, excluding any national or state holiday of El Salvador or of the United States of America, which is applicable to the place where INE has its corporate office and where Contractor has its corporate office or assembly installations.

“Project Director”: means the person appointed by INE to coordinate the verification, and acceptance or rejection, total or partial, of the works; the Project Director will be directly responsible to INE for adequate performance of the work.

“Dollars”: means dollars of the United States of America.

“Assembly of the Battery Module”: means the assembly process of battery cells in the battery modules to be used under this Contract.

“Performance Bond”: means a warranty in the format attached in Exhibit “O”.

“Warranty Work Bond”: means a warranty in the format attached in Exhibit “P”.

“Effective Date”: means the date this Contract is awarded.

“Project Manager”: means that person appointed by Contractor to coordinate the performance and verification of the works of the Energy Storage System, and to whom all matters and questions must be directed during the Term of commissioning of the Energy Storage System.

“DDU INCOTERMS Definition 2011”: means “Delivered Duties Unpaid” (…agreed destination location). The seller makes delivery of the merchandise to the buyer, not dispatched from customs for import and not unloaded from the means of transportation, at its arrival at the agreed destination. The seller must assume all costs and risks contracted to bring the merchandise to that location, different from, when pertinent, to any “duty” (term that includes the responsibility and the risks of performing customs procedures and paying for such procedures, customs duties, taxes and other charges) required for importation into the country of destination. This “duty” will be the responsibility of the buyer, as well as any other costs and risks resulting from untimely shipment of the merchandise for importation.

“Site Civil Works”: means the civil works to be performed at the site of installation of the equipment.

“Commercial Operation”: means the date on which Contractor has issued the Commercial Operation Certificate to INE, which will occur only after the Performance Test Procedure has been completed and the Operation Test Certificate and the Electrical-Mechanical Completion Certificate have been issued. When INE has signed the Commercial Operation Certificate ownership and operation of ALTI-ESS will be transferred to INE, and INE from that date forward will be responsible for all the items, matters and liabilities associated to it, including insurance coverage, but without including the items in the Punch List.

“Operation Test Procedure”: means the Operation Test Procedure described in Section 32 and attached hereto as Exhibit F.

“Milestone Schedule”: means the delivery dates for the main components of the works as per this contract, and the dates the works are started and completed.

“Acceptance Test”: means the ALTI-ESS is operating as of completion of the installation substantially in accordance with the Operation Test Procedure, Exhibit F.

“Punch List”: means a document agreed to by both parties, listing the minor works that do not comply with the specifications of the Contract, and which do not affect the functions or operation of the system and are pending correction or completion.

“Storage System”: is the set of energy storage equipment “ALTI-ESS” and all of the ancillary equipment.

“Site Supervisor”: means the person identified and authorized by the Contractor to supervise Site Civil Works, the installation work at the site and the necessary inspections that may be performed by the Contractor.

SECTION 4. CONTRACTUAL DOCUMENTS

In case of discrepancy, the following documents will prevail in accordance with the order established below:

Exhibit A. Project Scope of Supply
Exhibit B. Mayor System Hardware
Exhibit C. Milestone Schedule
Exhibit D. Insurance Coverage

Exhibit E. Warranty Certificate
Exhibit F. Performance Test Procedure
Exhibit G. System Operating Parameters
Exhibit H. Performance Test Minutes
Exhibit J.  Minutes of Provisional Acceptance
Exhibit K. Electrical-Mechanical Completion Minutes
Exhibit L. Letter of Order to Proceed
Exhibit M. Final Completion Certificate
Exhibit N. Contractor Firm Quoted for INE 10MW Project, Document No. 3331765R1 dated February 3, 2010
Exhibit O. Performance Bond
Exhibit P. Warranty Work Bond

SECTION 5. TEMPORARY IMPORTATION OF CONTRACTOR’S MACHINERY

1.	Importation procedures for any machinery and equipment that could be needed temporarily to perform installation of the ALTI-ESS shall be for the account of the Contractor.

2.	The Contractor shall be responsible, at its own account, for the obtainment and maintenance in effect of any permit that may be required for importation of such machinery.

SECTION 6. TERM FOR EXECUTION OF THE WORKS

The Term for Execution of the works to achieve Commercial Operation will be within the 425 days from the date the initiation order is issued.

The initiation order will be issued by INE, when the following conditions have been met:

-  Acceptance on the part of INE of the performance bond, and
-  Compliance with the conditions contained in Section 46 herein; that is, authorization from the competent authority

If at any time the Contractor is delayed with regard to the Performance Schedule for the Energy Storage System Project, INE’s Project Director and/or Supervisor may require that it increase its personnel and equipment, or that its operations be accelerated to comply with the times established. The Contractor must establish defined procedures to recover lost time. Procedures proposed will be subject to the approval of the Project Director and/or the Supervisor.

INE will not be responsible for assignment of Contractor’s personnel and equipment or for obtainment of materials, supplies or any other service.

SECTION 7.  SPECIAL PROHIBITION

Because of the nature of this Contract, it is expressly forbidden:

a)	To introduce change orders,
b)	To adjust contracted prices, and
c)	To modify the performance term, except in case of Act of God or force majeure.

Because of the above, both parties declare that the price indicated in Section OBLIGATION TO PAY, of this Contract, includes and covers any type of unforeseen expenses related to the execution of this Contract, of the works defined in the offer and other components, and assumes that any work done by the Contractor, even when it represents additional work due to technical, administrative or legal aspects, will not imply additional costs or increase the contractual term.

SECTION 8.   INE’S RESPONSIBILITIES

INE will be responsible for:

(a)           Supplying electricity and potable water at the facility site. Delivery will be at a set point so that the Contractor may perform the installations needed at its own expense.

(b)           Delivering to the Contractor, within fifteen (15) after issuing the initiation order, all necessary documents and drawings, provided that, however they are available to INE, so the Contractor may obtain all the ***.

(c)           Timely revision and approval of the list of items to be tested for Electrical-Mechanical verification by the Contractor to be used during commissioning of the system; this approval cannot be denied or delayed by INE, provided that, however the Contractor complies with the norm for each specific use and has the updated calibration certificates.

SECTION 9.  PAYMENT OBLIGATION

The total amount of the Contract is seventeen million nine hundred and sixty seven thousand nine hundred and eighty five 00/100 US$ ($17,967,985.00) (the “Amount of the Contract”). All the prices in this Contract are stipulated in Dollars of the United States of America (“US$”).

This amount does not include taxes applicable in the Republic of El Salvador, which must be covered by INE, also it does not include Customs Duties on Imports – DAI, which INE must reimburse to the Contractor thirty (30) days after the corresponding invoice is received for payment. The Contractor must provide the reimbursement receipt to INE’s Treasury Department, attaching a copy of the documents of proof of payment of that tax.

SECTION 10. FORM AND CONDITIONS OF PAYMENT

I) Form of payment

INE will deliver to the Contractor an irrevocable letter of credit confirmed by a bank acceptable to the Contractor, at its sole discretion, within a maximum period of 30 days from the date this contract is signed. The amount of the letter of credit will be the total amount of the contract. With this letter of credit, INE will pay the Contractor the entire amount of the Contract.  All banking expenses resulting from opening and confirming the letter of credit or wire transfer will be for INE’S account.

Expenses that are due to causes attributable to the Contractor, such as: additional commissions, payment authorizations due to discrepancies, extensions and amendments to the letter of credit will be covered by the Contractor.

Contractor must provide INE, within a maximum period of five (5) days after the Contract is signed, the information needed to open the letter of credit, which is detailed below:

•	Name, address, e-mail address, telephone number, fax number and account number of the beneficiary
•	Name, address, swift, e-mail address, telephone number and fax number of the correspondent bank
•
Port and/or airport of destination; shipments must be consigned to the Bank that issues the Letter of Credit and shipped addressed to the Contractor, to the following address: Inversiones Energéticas, S. A. de C. V., Central Eléctrica Talnique, Calle Antigua a Jayaque y Calle a Cantón Los Sitios, Cantón El Tránsito, Municipio de Talnique, La Libertad, El Salvador, Centroamérica.

INE undertakes to open the letter of credit within the term established in this Contract, provided, however, that the Contractor has delivered all the documentation and information detailed above.

2) Payment Conditions

The Contractor will present for collection documents corresponding to one hundred percent (100%) of the value of the Contract.

INE undertakes to review and approve the corresponding documents presented for payment by the Contractor, within five (5) business days after their presentation.

INE will pay the Contractor one hundred percent (100%) of the contractual amount, equivalent to SEVENTEEN MILLION NINE HUNDRED AND SIXTY SEVEN THOUSAND NINE HUNDRED AND EIGHTY FIVE DOLLARS OF THE UNITED STATES OF AMERICA (US$17,967,985.00), as follows:

I.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of the shipping documents from the warehouse of the Contractor or any other storage facility, for the *** kilogram cells of “Lithium Titanate Oxide” material, signed by INE representatives and the Contractor.

II.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of the acceptance certificate for *** cells in the inventory of the Contractor at its location in Anderson, Indiana, United States of North America, signed by INE representatives and the Contractor.

III.
***prorated after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of proof of acceptance of manufacture for each ALTI-ESS unit (module one to module six), signed by INE representatives and the Contractor.

IV.
***prorated after the presentation of one (1) original and two (2) copies of the corresponding pro forma invoices authorized by INE, together with one (1) copy of proof of acceptance of manufacture for each ALTI-ESS unit (module seven to module ten), signed by INE representatives and the Contractor.

V.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the  Civil Works Completion Certificate, signed by INE representatives and the Contractor.

VI.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the acceptance certificate at the site of the first six (6) ALTI-ESS modules, signed by INE representatives and the Contractor.

VII.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the acceptance certificate at the site of the second four (4) ALTI-ESS modules, signed by INE representatives and the Contractor.

VIII.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Electrical-Mechanical Completion Certificate, signed by INE representatives and the Contractor.

IX.
***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Commercial Operation Certificate, signed by INE representatives and the Contractor.

X.	***after presentation of one (1) original and two (2) copies of the corresponding pro forma invoices, authorized by INE, together with one (1) copy of the Final Acceptance Certificate, issued by INE.

In case of discrepancies for which INE’s representative refuses to sign the certificates mentioned in paragraphs from I) through X), the parties by common agreement will appoint an independent qualified engineer paid in equal parts by INE and the Contractor, who will give a third opinion on whether the Contractor complied or not with the conditions that support payment; the parties will submit to the opinion issued by the independent engineer. In case no agreement is reached on the appointment of the Engineer, the parties will submit to what Sections 42 and 43 of the present contract establish.

SECTION 11. WARRANTIES

Contractor must provide at its own expense, in favor of INE and issued by a bank, insurance company or other financial entity with legal domicile in El Salvador and authorized by the Superintendent of the Financial System of El Salvador, the following warranties in Dollars of the United States of America.

(i) Performance Bond

The performance bond will be in the amount of ***equivalent to ***percent (***%) of the amount of the contract, and must be presented to INE within fifteen days after the date of effectiveness of the present contract and be in effect until one month after the Certificate of Provisional Acceptance is issued, as established in Section 28 herein.

This warranty will serve to secure due compliance with all the sections established in the contract and the contractual documents and that the works will be delivered and accepted to INE’s entire satisfaction.

(ii) Warranty Work Bond:

Contractor must provide at its own expense, a Warranty Work Bond in favor of INE, in the amount of***, equivalent to ***percent ***of the amount of the contract, which must be presented to INE within ten days after the Commercial Operation Certificate is issued and must be in effect for the period of ***months from the date it is issued, which must be extended in case of there are claims on warranties in progress.

Claims that arise during the term of the warranty must be covered by an additional warranty of one year from the date that the problem has been solved.

This warranty will serve to ensure that the Contractor will respond for breakdowns and damages that are attributable to it during the period of warranty of the Contract.

The aforementioned bonds must be submitted for approval at INE’s administrative offices, addressed to the Project Director.

SECTION 12. SOCIAL BENEFITS AND THIRD PARTY INDEMNIFICATIONS

Payments of Social Security premiums for all its employees in the Works, indemnifications in case of work accidents, dismissal and other labor benefits established by law will be for the account of the Contractor.

Contractor will be responsible for any claims for personal damages, including death, which could occur with regard to the contract.

SECTION 13.  FORCE MAJEURE OR ACT OF GOD

For the purpose of this Contract, “Force Majeure” will be understood to mean, in addition to cases established in Salvadoran legislation, any event that is outside the reasonable control of INE or the Contractor, as the case may be, and that is inevitable despite the care that, within reasonable limits, the party affected may take. The term Force Majeure includes, but is not limited to: disturbances, civil uprisings, terrorist acts, strikes, work stoppage or labor disturbances other than those that occur among the employees of the Contractor, shortage of raw materials, acts of nature, acts of war, declared or undeclared, revolution, insurrection or hostilities, earthquakes, floods, storms or other natural disasters or epidemics, which occur in El Salvador or abroad, as long as they directly affect the performance of the work object of this Contract. If one of the parties is prevented, hindered or delayed from complying with any of its obligations established in the Contract, due to a force majeure event, it will give written notice of the event to the other party within seven (7) days after it occurs, giving the circumstances of the event and providing evidence of its nature and origin; and in a similar manner it will notify the other party as soon as possible after the situation is back to normal, within a period not above three (3) days starting on the day the situation is again normal. The party that makes such notification will be excused from complying or complying in time with its obligations as per the Contract during the time the pertinent force majeure event continues and in the measure in which compliance with the obligations of that party is prevented, hindered or delayed.

SECTION 14. ASSIGNMENT

Contractor may not assign the Contract, nor can it grant to any other person its participation in it, or assign the right to collect any amount of money to which it is, or could be, entitled with regard to the Contract, without prior written approval from INE. In case this approval is granted, the assignment of the Contract will not release the Contractor from its total responsibility to comply with the obligations of the Contract.

SECTION 15. ADDITIONAL OBLIGATIONS

(i)           Civil Works in Situ: Contractor shall be responsible for performance of the Civil Works at INE’s facility in Talnique. Contractor shall be responsible for the procurement of the corresponding local construction permits.

(ii)           INE will have the right to review and approve all the engineering drawings of the Contractor. INE will have ten days after receiving any engineering drawings for revision and reject or accept those engineering drawings; otherwise, it shall be deemed that INE’s approval to those engineering drawings has been granted.

The approval of the drawings on the part of INE does not release the Contractor from its responsibility for the design of the Works.

(iii)           Training on System

Contractor will provide INE system operation and maintenance instruction and training for up to ten (10) persons during two weeks. Training will include a single session of five consecutive days and will take place at Contractor’s facility in Anderson, Indiana, United States of America, followed by a single session of five (5) consecutive days to take place at Contractor’s facility in Talnique. Training on the system includes travel allowance and lodging, airplane tickets and local transportation for INE’s employees receiving training. Likewise, all expenses related to the presence of INE personnel during certification of factory tests. Training will cover:

•	Energy Storage Introductory Course
•	ALTI-ESS Ancillary Systems
•	ALTI-ESS Operation
•	ALTI-ESS Maintenance
•	ALTI-ESS Control System

(iv) System Commissioning

Contractor will provide the technical personnel required to commission each block of the *** system, partial commissioning in situ, and total commissioning in situ, including commissioning of communications, network protection controls, SDC system, installation of electrical cables, connection in low voltage room, installation of medium voltage switch, receptacles, civil works and electrical work to accommodate any interconnection required. The commissioning procedure will verify the condition of the energy module, the electricity control system and the system as a whole, including communications signals and compliance with IEEE 1547. Contractor will supply the spare parts for commissioning at the Facility and initiation of Performance Tests.  All the spare parts supplied by the Contractor as per this Section which are not used to commission the Facility and operations of the Functioning Test will remain property of INE.

INE shall provide temporary electricity and water during the construction phase and the energy to activate the system; INE will cover the cost of the electricity used during testing and commissioning of the system; INE will be responsible for providing and covering the cost of internet connection for the data transmission system to monitor the system; INE will provide the necessary access to employees of the Contractor and Subcontractor for installation in situ; INE will provide information on the safety of the facility and Industrial Safety at Talnique for Contractor’s and Subcontractor’s appointed personnel.

(v)           Shipment. Shipment will be DDU DEFINITION 2011 Incoterms 2000 (delivery duties unpaid) at the Talnique Power Station, El Salvador. Contractor must pay all freight and insurance costs. INE must certify that the ultimate destination of the shipment is the Republic of El Salvador and that it will not be reshipped to any other destination in the list of the US Treasury Office of Foreign Assets Control Specially Designated Nationals and List of Sanctioned Countries.

INE will provide Contractor the information for labeling and identifying goods for importation.

SECTION 16. SUBCONTRACTORS

Contractor may enter into subcontracts for execution of any part of the civil, electro-mechanical and associated works, giving prior notice to INE. This notice must include name of the proposed Subcontractor, the portion of the works to be subcontracted and include information regarding years of experience of the Subcontractor, a detail of the works Subcontractor has performed that are similar to those that it will be assigned and a brief description of the specific work to be subcontracted. If during the execution of the work it is found that any subcontractor is incompetent, INE shall notify the Contractor, who will take measures to cancel the subcontract.

None of the provisions of the Contract will result in a contractual relationship between Subcontractors and INE, therefore, INE will never respond for pending payments or other charges related to them. Contractor is legally liable for damages caused by its Subcontractors, as if they had been caused by it.

The Contractor must make sure that subcontractors comply with INE’s Industrial Safety Regulations and general regulations adopted by INE which involve subcontractors.

SECTION 17. SPECIFIC RESPONSIBILITIES OF THE CONTRACTOR

During execution of the work Contractor must:

a)
Provide and maintain at the site, adequate first aid instruments and medications to treat cases of common illness or accidents. These instruments and medications will be, at least, the same that are required by Salvadoran laws, regulations and ordinances on the subject.

b)	Carry out importation procedures for any machinery and equipment, whether temporary or permanent, under its responsibility.

c)	Obtain and maintain in effect, at its cost, any permit required for execution of the works.

d)
Take the necessary sanitary measures to maintain and protect the workplace as well as the workers and public and private property, in accordance with requirements and regulations of the competent authorities and what the contractual documents establish.

e)
At all times keep the work and storage areas free of waste, accumulated materials or trash. Before final inspection all excess materials, temporary structures and rubble must be removed or disposed of satisfactorily and the site must be left in conditions of cleanliness to INE’s satisfaction.

f)	Accesses to the work site must be made adequate and maintained in good condition. Expenses incurred by the Contractor for this purpose will be for its account.

g)
Contractor will be responsible for the safety and protection of its personnel and of the persons who have access to the work site and will use all the necessary means to reach that level of safety that will ensure continuity of the service systems found. These means shall include, but will not be limited to: placing signs, supplying barriers, warning notices and prevention of access without authorization to areas of the system which are in service, dangerous areas or where work is being performed.

h)	Provide the necessary information and technical assistance at the request of INE to obtain the permits from the competent authorities for commercial operation of the system.

i)
Require that Subcontractors provide: Evidence of payment of premiums for the Salvadoran Social Security Institute (ISSS), General Internal Tax Agency of the Ministry of Finance, Pension Fund Administrators (AFP), Armed Forces Social Provision Institute (IPSFA) and municipal Mayor’s offices involved.

SECTION 18.WORK CORRECTIONS

During the effectiveness of the contract until completion of the warranty of the contract, Contractor must promptly repair and/or remove and replace without cost to INE, any work and/or equipment that appears defective, is inadequate or is not in accordance with the contract.

If within fifteen (15) days after the Contractor has been notified it refuses or neglects to make the necessary corrections to comply with contract obligations, INE may make such corrections making the necessary payments, deducting them from payments owed to the Contractor and making them effective through the Performance Bond or Warranty Work Bond. Contractor shall guarantee that the work will be of the best quality and satisfactory in all aspects to INE interests.

SECTION 19.  DELAYS

The performance term may not be modified, except in the case of Act of God or force majeure, legally proven.

SECTION 20.   WORK SAFETY

Contractor will take all the necessary precautions for the safety of persons and property and will comply with all the applicable requirements in Salvadoran legislation related to work safety and other labor laws and construction regulations of El Salvador.

In an emergency that affects the safety of persons or property or that endangers the neighboring properties, the Contractor, without having to receive special instructions or authorization from the Supervisor, will proceed at its discretion to take the pertinent measures to prevent the threat of loss or damage.

Contractor and Subcontractors must provide to each of their workers all the personal protection equipment, such as helmets, goggles, masks, adequate footwear, ladders, etc. and all safety devices and everything else needed for their safety. If the Contractor does not provide these items, INE may suspend performance of the contracted services without any liability to it, and without prejudice of the corresponding legal and contractual sanctions.  In cases of damages caused to any person or third-party property Contractor will be directly responsible.

SECTION 21.  PRESERVATION OF PROPERTY

Contractor shall protect INE’s property from any damage, as well as property of third parties that is close to the area of the Project, or that is in any other way affected by it.

Properties that suffer damages due to the activities of the Contractor will be rebuilt without delay without cost to INE, leaving them in similar condition to the one they had before the damage was caused; otherwise, the Contractor shall adequately indemnify the party affected by the damage.

SECTION 22.  LAWS, REGULATIONS AND TAXES

Contractor must obtain information on all the laws, regulations, and treaties on taxes applicable in El Salvador for signing and performing contracts, and abide by them. Prices in the offer do not include the Value Added Tax (VAT).

INE considers that the offer presented and the prices proposed include the provisions for compliance with all applicable fiscal obligations. In any case the Contractor is the only one responsible for verification and application of the tax laws on all the items in its offer.

SECTION 23.  CONTRACTOR’S PERSONNEL

The Contractor must provide INE its organization chart during the first work meeting before starting the work, and include the curriculum vitae and work experience for all members of its team.

INE at any time may request the replacement of any of the workers proposed or that are already working for the Project, if in INE’s opinion they are undesirable.

Some of the reasons for a person to be undesirable are listed below:

a)	Repeated negligence of the worker.

b)	Immoral acts performed either inside or outside the site.

c)	Committing acts that disrupt the development of activities or alter the normal progression of the work.

d)
Causing, through malice or negligence, material damages to buildings, machinery, raw materials, works, installations and other objects related to the work; or for damaging intentionally or through negligence, any other property or economic interests of INE or of the Contractor.

e)	Endangering, through malice or negligence, the safety of another person at the site of the Project.

f)	Overtly and repeatedly disregarding the preventive measures and procedures to avoid risks in the workplace.

g)	Ingesting alcoholic drinks or using narcotics or drugs in the workplace, or coming to work or performing his duties drunk or under the influence of narcotics or drugs.

INE’s Project Director may request that the Contractor fill the vacancies left by any member of its staff, in case of death or resignation. When substitution of personnel is necessary, Contractor must present INE’s Project Director, for approval, the curriculum of at least three professionals with equal qualifications to the persons to be substituted.

SECTION 24.  DOCUMENTS AND REPORTS

DOCUMENTS
The Contractor must deliver to INE’s Project Director when the work is finished four (4) printed copies of the following documents; I) “As built” drawings, II) Three (3) copies in Spanish and one in English of the operations and maintenance Manuals, including for civil works.

ADVANCE REPORT ON THE WORK
The Contractor must deliver to INE’s Project Director a monthly advance report on the work as agreed in the Procedures Manual.

During the first meeting at the start of the work, the parties will agree which format will be used for presentation of the advance report on the work.

SECTION 25.  INDEMNIFICATIONS

Contractor shall indemnify for damages and hold INE and its employees, executives, advisors, and consultants harmless, against any and all actions, complaints, demands, claims, losses, costs, damages, procedures, taxes, fines or expenses, including attorney’s fees and court costs, that arise or are related to any of the previously indicated cases.

Contractor’s liability for the aforementioned damages shall be in accordance with what ordinary law establishes in accordance with articles 1791 and 2254, paragraph 1, of the Civil Code. The term of Contractor’s liability will extend up to the date of final acceptance.

The Contractor shall indemnify and hold harmless INE and its employees, consultants, agents, successors and assignees, from any action, complaint, claim, request, loss, cost, damage, process, procedure, tax or expense, including reasonable lawyer’s fees which could be presented against them or could arise with regard to any of the following:

a.
Any damage or injuries to any person or to any property that may arise as a consequence of the execution and operation of the ALTI-ESS facility, such as those derived from work defects, under the understanding that the Contractor’s liability in accordance with this item (a), shall be limited to the amounts of the insurance policies that the Contractor shall keep in accordance with the Liability Insurance immediately preceding.

b.
Any breach to any permit, license, trademark, or any other right that may be used with regard to the construction, ownership or operation of the Station or units caused by the Contractor or its Subcontractors.

c.	Any failure to comply with any provision of any applicable laws by Contractor, its agents, or any subcontractor, or supplier.

d.
Any claim for damages to highways, roads, bridges, or any other transportation road or facilities that may be caused during transportation of personnel or materials, or from keeping them in the facility site by the Contractor or its Subcontractors.

In turn, INE shall be liable before the Contractor in the cases mentioned above only on account of its own negligence, and it shall indemnify the Contractor in the same manner.

It is understood by the parties that, in no case will the combined total amount of the damages and injuries under this Contract which either party may claim from the other, exceed 10% of the Amount of the Contract.

SECTION 26.  CONFIDENTIALITY

Each party agrees to keep this Contract, including all its clauses, in strict confidentiality and not disclose or cause to be disclosed to any third party without the written consent of the other; however, disclosure will be permitted in case it is indispensable to comply with the obligations hereunder or in the following cases: a) A court or authority that has jurisdiction on the subject requires the party to disclose it; b) If the disclosure is required by law, regulation or by administrative order; and c) If the disclosure is made to an affiliate company, counsel of the contracting parties, banking or credit institution involved in the negotiations or purchases of one of the parties, its shares or goods, and only in case that those entities agree to keep the information under strict confidentiality.

SECTION 27.  MINUTES OF PARTIAL ACCEPTANCE OF THE WORKS

As one phase of the work reaches completion, the Contractor shall provide INE the corresponding partial acceptance certificate. INE must make a thorough inspection in order to verify that the work has been performed in accordance with the corresponding design and specifications. The inspection will be carried out in the presence of the Contractor, or of one of its representatives appointed to that effect; likewise, the Project Director or the person authorized on the part of INE will prepare and sign the corresponding partial acceptance certificate, notifying the Contractor that the work has been performed or rejected within the following five (5) business days. In case the partial acceptance certificate is not issued within the term established, it will be understood that the work has been accepted by INE. INE will not delay or retain without reason the acceptance of such certificate. In case of rejection of the work, INE shall notify the Contractor, indicating the defects found so that they can be corrected.

SECTION 28.  PROVISIONAL ACCEPTANCE OF THE WORKS

For the Commercial Operation Certificate, as indicated in Exhibit J, INE must verify the completion of the work and, after having verified that all the specifications included in the Contract have been complied with, must sign and return the Commercial Operation Certificate within a maximum period of ten (10) business days after the Contractor has presented the certificate.

For the Contractor to be able to request that the Commercial Operation Certificate be issued, it must present the following documents:

a)	Warranty Certificate, Exhibit E;

b)	Performance Test Certificate, Exhibit H;

c)	Electrical-Mechanical Completion Certificate, Exhibit K.

After the request has been received together with the mentioned documents, INE must issue the Commercial Operation Certificate and the Punch List, within a period of ten (10) days after receiving the aforementioned request. In case defects or minor irregularities are present that do not prevent the commercial operation of the system, they will be included in a Punch List for correction by the Contractor within a maximum period of sixty (60) days, starting on the date the commercial operation certificate is issued. If the Contractor does not correct the defects within the established period, INE may correct the defects through a third party or other means, charging the cost to the Contractor and deducting it from any amount owed to the Contractor.

After the Commercial Operation Certificate is issued it will be understood that the Energy Storage System has been temporarily accepted by INE.

SECTION 29.  FINAL ACCEPTANCE OF THE WORKS

For the Final Acceptance Certificate to be issued Contractor must have delivered, or deliver at that time, the following documents:

a)	Certificate from the Supervisor that the work specified in them has been satisfactorily performed.

b)	Detail of the fixed assets resulting from the Project.

After the request together with the above mentioned documents has been received from the Contractor, INE shall proceed to issue the Final Works Acceptance Certificate, in accordance with Exhibit I, within a maximum term of fifteen (15) days after the Minutes of Final Acceptance has been issued by the Project Director.

After the Final Works Acceptance Certificate is issued it shall be understood that the Energy Storage System has been accepted to INE’s satisfaction.

SECTION 30.  WARRANTY

Contractor shall warrant the Energy Storage System and the construction in situ works and installation described herein, as indicated below, for a period of one (1) year after the Commercial Operation Certificate is issued.

Facility Equipment. Contractor warrants that for a one (1) year period after the Minutes of Provisional Acceptance is issued (the “Warranty Period”) the Contractor’s workmanship and materials shall be free from material defects in design, materials or workmanship and the ALTI-ESS units provided to INE shall perform substantially in accordance with the ALTI ESS Specifications and as measured by the Contractor Warranty Performance Test.  Contractor shall transfer to INE all the commercial warranties for the items purchased. Components replaced in the Facility Equipment may include components that are equivalent to new ones which comply with the original specifications.

Site Civil Works. Contractor warrants that the installation Site Civil Works shall be free from material defects in design, materials or workmanship for a one (1) year period following issuance of the Minutes of Provisional Acceptance.

Repair Services.  Contractor warrants that all such Services shall be free from material defects in design, materials or are in conformance with the specifications in the applicable documentation.  If Contractor breaches this warranty, Contractor’s sole and exclusive obligation, and INE’s sole and exclusive remedy under this warranty, is to repeat the Services for or on behalf of the Contractor, for the account of the Contractor.

Notification and Warranty Procedure.  If INE determines there is a breach of this Contractor warranty, INE shall promptly notify Contractor in writing of the specific nature of the defect, providing examples of the defect and exact error messages being received, if it applies.  INE shall provide continuous independent remote access for Contractor data collection of operating and performance data from the Power Module units and energy control system to analyze and determine system operation parameters and performance.  Failure to provide this access will void said warranty as to the Facility Equipment.  If the Site Civil Works is covered under the warranties provided in this document, Contractor will promptly communicate remediation information and arrange for correction of a claim covered by the warranty.  If the Facility Equipment or Services are covered under the warranties provided in this document, Contractor will promptly send remediation and/or shipping instructions to INE. Facility Equipment components will be returned, or made available to Contractor.  Contractor shall examine the Facility Equipment components or Services and repair them without charge, subject to what such examination discloses, in Contractor’s ad INE’s reasonable opinion, that it is in fact defective under this warranty.  Should examination reveal that the Facility Equipment or Services are not defective or that they have become defective because of some cause that invalidates the warranty, Contractor will notify INE and request shipping instructions for the return or disposal of the Facility Equipment component.  In this event, Contractor will be due all shipping or travel charges it has incurred, as well as a reasonable charge for examination.  In the event the examination reveals that the Facility Equipment component or Services are defective, but for any reason it is not covered under the warranty as provided in this document, Contractor will prepare a Failure Analysis Report, and a quotation of the cost of repair or replacement, and communicate this information to INE.  INE may then either authorize repair of the Facility Equipment component or Services, or direct that the defective Facility Equipment component be returned to INE.  In this last event, Contractor will be owed all shipping or travel expenses it has incurred, as well as a reasonable charge for examination of the Facility Equipment component or Services.  Contractor, at its option, may elect to correct any warranty defects by sending its Field Engineering representatives to INE’s site to make on-site corrections.  INE shall bear the risk of damage and loss for all Facility Equipment components from or to Contractor’s designated service location.   Facility Equipment components damaged in transit to or from Contractor’s designated service location will be billed based on time and material.  For any Facility Equipment component which proved to be defective and is covered under the warranties in this document, Contractor will repair or replace and ship at Contractor’s expense and reimburse INE for its initial shipping costs. Replaced components may include products that are equivalent to new ones which comply with original specifications. Contractor and INE shall agree in writing regarding any repair efforts by employees or contractors of INE that are authorized by Contractor.  In cases where removal of an entire Contractor Facility Equipment component for shipping to Contractor for repair is necessary, but the cost is prohibitive to INE, INE may request that the evaluation of defective parts be performed in their premises with the travel and expenses portion of the Field Engineer’s time to inspect the damaged Facility Equipment component paid by INE as such expense is not covered under this warranty.  On-site Field Engineering time spent on the evaluation and potential repair of the Facility Equipment components will be covered under warranty if it meets the requirements defined in this Warranty document.  If the Field Engineer determines that the reported defect is not covered by this Warranty document, then INE will be charged for the full price of the field dispatch (Labor, Materials, & Travel Expenses) and subsequent repair work.

System Operational and Storage Requirements. To comply with the warranty, INE must provide Contractor continuous access to an internet connection (via the SDC), including access through any firewall, to monitor the overall system performance.  INE must also ensure the system adheres to the environmental parameters established by Contractor to ensure optimal system performance and maintain warranty.

Authorization to Return Material. INE shall not return any Facility Equipment component claimed as defective without first receiving a Return Material Authorization (“RMA”) from Contractor. Contractor reserves the right to refuse to accept any rejected or defective Facility Equipment component not bearing an RMA number on the outside of the carton and/or documentation accompanying the shipment, such as packing slips.

Timing for Reporting Warranty Claims.  Any claims covered by Contractor’s warranty should be promptly reported by INE to Contractor’s Support Group (CSG), but in no case later than ten (10) Days after discovery of the defect by INE.  INE must file a notice of breach of warranty to Contractor within this period to avail itself the use of this warranty.

Contractor Warranty Performance Test. The Altairnano Warranty Performance Test should be used as the  basis for the warranty claims on any of the Power Modules. It consists of the following:

***

Limited Warranty.  Contractor has no obligation under the warranties provided in this Section to make the repairs in the following cases: a) if INE should modify operations algorithms of ALTI-ESS; and b) if INE makes corrections to the BMS system that modify the performance and operation of the ALTI-ESS in accordance with the technical specifications defined in this contract and verified under Test Protocol Number ***dated July 21, 2008. Contractor is not responsible in any way for loss of INE data.  In addition, neither the Facilities Equipment or Site Civil Works shall be covered under the warranties provided in this Section when the defect is due to (a) abuse, misuse, vandalism, or abnormal conditions of operation outside the operating conditions set forth in ALTI-ESS Specification, (b) any damage to INE’s equipment or the Facility Equipment as a result of INE connecting components which have not been purchased from Contractor and/or inspected or approved by Contractor for connection to the Facility Equipment, (c) unauthorized attempts by other than Contractor personnel or agents to install, repair, or modify Facility Equipment, and (d) external causes to the Facility Equipment, such as lightning strikes, abnormal environmental conditions such as high salt concentrations or corrosive environments, or Force Majeure Events, or (e) where the equipment Service Tags or serial numbers have been removed or altered.

SECTION 31.  LIMITED WARRANTY

The Contractor will warrant, for a period of two (2) years following the issuance of the Final Acceptance of the Works Certificate, the units known as “Line Replacement Units” (LRU) and the units known as “Battery Management System” (BMS), which are components of the modules of the ALTI-ESS Energy Storage System, that such units will not present defects in their design, materials or workmanship and that the units will operate in accordance with ALTI-ESS Specifications. This is the only and exclusive obligation of the Contractor, and the only and exclusive remedy of INE under this warranty, and is limited to the Contractor making reasonable commercial efforts to identify and correct any defects or malfunction in these units. Any claim covered by this limited warranty must be immediately reported by INE to the Contractor’s Support Group (GSC), within the following ten (10) Days from the discovery of the defect on the part of INE. This notification must be in writing, describing the effect of the defect, including examples of the effect of the defect and the error reports issued by the monitoring and control system of the ALTI-ESS Energy Storage System. INE will allow remote access to the ALTI-ESS Energy Storage System so the Contractor may obtain operation and functioning data of the LRU and/or BMS units, to verify the operation and functioning parameters of the units in order to determine the cause of the defect.  Based on the information gathered, Contractor will proceed to prepare a defect report under the warranty, which will be provided to INE. Failure to provide this remote access will void the warranty. Once the malfunction of the unit has been determined, Contractor will proceed to remedy, repair or replace any defective unit at the sole discretion and cost of the Contractor. The Contractor will bear the costs of transportation to the site of the units which have to be replaced. If Contractor determines the need to replace the LRU, Contractor will issue instructions to INE to sent the defective unit to the Contractor within thirty days after the notification of the claim to the warranty issued by INE and the defect report under the warranty issued by the Contractor. The components replaced may include new components or equivalents that meet the original specifications.

SECTION 32. COMMISSIONING TESTS

1)           COMMISSIONING TEST PROCEDURE

Commissioning tests or trials will be performed by Contractor as established in Exhibit F, and will cover verification of all the permanent items of the project, including civil works and electrical-mechanical equipment.

Contractor must use all the equipment, documents and other information, consumables, instruments, workmanship, materials and personnel adequately qualified and with experience, necessary to carry out specific tests efficiently.

Contractor must prepare a Detailed Schedule of the commissioning tests that it must perform, indicating the dates foreseen for initiating and finishing them, the means it intends to use and the specific procedures for each test, with indication of the specific standards or norms that must be observed.

Both parties by mutual agreement may modify the details of the proposed schedule.

2)           RESULTS OF THE COMMISSIONING TESTS

When the Contractor has concluded the commissioning tests to INE’s satisfaction, it will present the corresponding reports to INE not later than fourteen (14) business days after the tests have been performed, one copy in Spanish and one copy in English, with all the data and documents that supports them.

INE will have fourteen (14) business days to review the reports with the results of the commissioning tests and may approve or reject them, in which case it will indicate the reasons for the rejection.

3)           DELAYS IN PERFORMANCE OF COMMISSIONING TESTS

If Contractor unduly delays the commissioning tests as per the approved Detailed Schedule, INE may notify it to perform the delayed tests on dates determined by INE within a term of twenty one (21) business days after issuance of that notification.

4)           REJECTION OF COMMISSIONING TESTS

If the works or any of the permanent items of the project do not surpass any of the commissioning tests INE may order that the failed tests be repeated in the same terms and conditions than the original ones. In this case, all additional expenses that the Contractor might have will be borne by it and the Contractor will not be entitled to make any modifications in the term and on any other of its contractual responsibilities.

If after the originally failed tests for the Energy Storage System does not surpass any of the commissioning tests, INE will be entitled to:

a)	Order new repetitions of the commissioning tests in case the conditions shown in the schedule apply;

b)	Apply the clause of Section 35 for Penalties for Delays and Other Penalties.

SECTION 33.  LIQUIDATION OF CONTRACT

After the warranty period has elapsed, as provided in Section 30 of this contract and if there are no claims pending, within a maximum period of thirty (30) days INE will consider the contract liquidated and will return the bonds that are in its possession.

SECTION 34.  END OF LIFE DISPOSAL.

Upon the battery modules of the ALTI-ESS reaching the end of their useful life INE shall have the option to, at INE’s sole cost and expense, ship such modules for recycling as per Contractor’s instructions. The cost of such recycling, other than costs of shipment to the recycling location, shall be borne by Contractor.

SECTION 35.  PENALTY FOR DELAYS AND OTHER PENALTIES

1.       Penalty for delay

If Commercial Operation of the works does not occur before 425 days following INE’s compliance with Section 6 of the Contract, the Contractor must pay INE, as conventional penalty for such delay, the amount that may result from the calculation of the amounts indicated below per day attributed to the delayed works, during the term of this Contract.

a)	For each of the first thirty (30) Days of delay in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

b)	For each subsequent thirty (30) Days of delay in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

c)	For each subsequent day of delay in reaching Commercial Operation, Contractor shall pay INE an amount equivalent to ***% of the Contract Amount per day.

2.       Penalty Related to Performance Levels of the ALTI-ESS

All below performance tests and liquidated damages are only applicable to final test results when the applicable tests are run prior to release of the Project to INE for commercial operation.

If the power performance test shows power performance test results less than *** the amount of power performance liquidated damages to be assessed against Contractor shall be calculated at the rate of **** for each kW by which the power performance test result is less than ***.  INE will not accept the ALTI-ESS units that do not achieve power performance test of at least *** of the guarantee power performance test.  The Contractor will perform, at its cost, the modifications, corrections or changes required to achieve the minimum guarantee power performance.

If the round trip efficiency performance test shows round trip efficiency test results of less than ***, the amount of round trip efficiency liquidated damages to be assessed against the Contractor shall be calculated at the rate of *** for each one tenth of one percent that the round trip efficiency performance is less than *** INE will not accept the ALTI-ESS units that do not achieve power performance test of at least *** of the guarantee round trip efficiency performance test.  The Contractor will perform, at its cost, the modifications, corrections or changes required to achieve the minimum guarantee round trip efficiency.

If the energy capacity performance test result shows less than *** the amount of energy capacity liquidated damages to be assessed against Contractor shall be calculated at the rate of *** for each kWh by which the energy capacity is below ***.

If the maximum auxiliary load performance test result is greater than *** the amount of maximum auxiliary load liquidated damages to be assessed against Contractor shall be calculated at the rate of *** for each kW by which the Maximum Auxiliary Load is greater than ***.

SECTION 36.  DISCLAIMER

(a)	Limitation. The warranty provided under Section 30 is granted only to INE and will not be granted, nor may it be assigned to, any subsequent purchaser without the written consent of Contractor.

(b)
The operating parameters of the ALTI-ESS are identified in Exhibit G within the System Operating Parameters and are hereby incorporated by reference. Without limiting the foregoing, in no event shall any ALTI-ESS component or lot of ALTI-ESS components that substantially conform to their initial operating parameters will be considered defective or otherwise not in compliance with the terms and conditions of this Contract.

(c)	Limitation of Liability. Contractor shall not be liable to INE or any third party for the cost of supplies of substitutes of ALTI-ESS or services, except for the liabilities of the warranty.

SECTION 37.  INSURANCE

During the execution phase of the Contract, Contractor will keep in full force all the insurance policy coverage specified in Exhibit D. In addition, Contractor shall verify that the Subcontractors are duly insured at all times. Failure of the Contractor to maintain the corresponding coverage will not release it from any obligation or liability.

SECTION 38.  INTELLECTUAL PROPERTY INFRINGEMENT INDEMNIFICATION

Contractor will defend or settle out of court, at its own expense, any claim, suit or proceeding brought against INE to the extent it is based upon a claim that the ALTI-ESS sold under normal use pursuant to this Contract infringes any U.S. patent or copyright issued as of the date hereof, or misappropriates any trade secret of a third party. As a condition precedent to such obligation, INE agrees that it shall promptly notify Contractor in writing of any such claim or action and give Contractor full information and assistance in connection therewith. Contractor shall have the sole right to control the defense of any such claim or action and the sole right to settle any such claim or action. If INE complies with the provisions hereof, Contractor will pay all damages (including reasonable attorneys’ fees) finally awarded to third parties in such action.  If the ALTI-ESS is, or in Contractor's opinion might be, held to infringe as set forth above, Contractor may, at its option replace or modify the ALTI-ESS so as to avoid infringement, or obtain the right for INE to continue the use of the ALTI-ESS.  If neither of such alternatives is, in Contractor's opinion, commercially reasonable, the infringing ALTI-ESS shall be returned to Contractor and Contractor's sole liability, in addition to its obligation to reimburse finally awarded damages as set forth above, shall be to pay to INE such damages, losses, costs or expenses as are incurred by INE as a result of such infringement (including attorneys’ and consultants’ fees and costs), including, without limitation, costs of replacement of the ALTI-ESS by a product of equivalent or better functionality. Notwithstanding any of the foregoing, Contractor’s total liability to INE for it shall be limited to the purchase price paid by INE to Contractor for the specific ALTI-ESS model and version which is the subject of such claim.

Limitations. Contractor will have no liability for any claim of infringement arising or alleging to have arisen as a result of INE’s particular use of the ALTI-ESS in combination with any items not supplied by Contractor or any modification of the ALTI-ESS by INE or third parties, or the failure to use the latest version of any software provided for the ALTI-ESS if infringement would have been avoided with such use.

Entire Liability.   THE FOREGOING STATES DE ENTIRE LIABILITY AND OBLIGATION OF CONTRACTOR TO INE OR ANY THIRD PARTY AND THE EXCLUSIVE REMEDY OF INE OR ANY THIRD PARTY WITH RESPECT TO THE ALLEGED OR ACTUAL INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, INCLUDING BUT NOT LIMITED TO, PATENT, COPYRIGHT AND TRADE SECRET RIGHTS.

SECTION 39.  FORMS OF TERMINATION OF THE CONTRACT

a)	Expiration
b)	Mutual agreement
c)	Revocation
d)	Act of God or force majeure, and
e)	For other causes determined contractually

SECTION 40.  INE’S RIGHT TO TERMINATE THE CONTRACT UNILATERALLY

INE may notify the Contractor of its intention to terminate the Contract without any liability thereto through written notice,  expressing the reasons thereof, in the event of default by the Contractor of any of the stipulations of the Contract, unless it were the result of a force majeure event or Act of God.

An event of default by the Contractor shall be:

a)
If the Contractor stops or abandons performance or construction of the Project for a period of over fifteen (15) business days, except if it is due to an order or instructions issued by a duly authorized representative of INE;

b)
If the Contractor fails in its obligation to obtain and maintain in force the Performance Bond and the Warranty Work Bond for the contract, as required, in the amounts and under the terms established in Section 11 of WARRANTIES herein;

c)
It at any moment Contractor receives an order of attachment or is declared insolvent or requests or accepts the imposition of a trustee or liquidator, or any of them is assigned to or takes possession of the Contractor or all or a substantial part of its assets and liabilities; if the Contractor or all or a substantial part of its properties, goods or income were subject to an embargo proceeding, suspension of payments, dissolution or liquidation; or if the Contractor executes a general assignment, or an agreement to benefit its creditors or threatens INE in writing to suspend operations or a substantial part of them; or take any other action or an event should occur due to laws applicable to the Contractor, that has a substantially similar effect to any of the foregoing;

d)
If any representation made by the Contractor, or any guarantee submitted thereby in its Offer: (i) were false or inaccurate in any substantial aspect on the date of execution of this Contract; (ii) if it could be remedied but continued to be false or inaccurate for a period of thirty (30) Days from the date of INE’s notification to the Contractor to that regard; and (iii) at the moment it were demonstrated that the representation or guarantee was false or inaccurate and it is significantly prejudicial to INE’s interests under this Contract.

e)	If the Contractor fails to obtain or maintain in force the insurance coverage to which it is bound according to Section 37 INSURANCE herein, or does not extend the bonds that are requested.

f)
If Contractor fails to obtain any permit required from any government and/or municipal authority within twenty (20) days following the one on which it had the obligation to obtain such permit, provided that, however, the situation causes a significant delay in the advancement of the works;

g)	If the Contractor without reasonable grounds fails to initiate, due to causes attributable to it, performance of the Contract within fifteen (15) days after the date indicated in the initiation order;

h)
If the Contractor fails to allow INE or the duly empowered agencies, reasonable access to the facilities and data necessary for inspection, monitoring, and supervision of the materials and works employed and executed in the work.

i)	If the Contractor invokes the protection of its Government with regard to the contract;

j)	If the Contractor subcontracts part of the works object of the Contract without having written authorization from INE;

k)
If the Contractor fails to comply with another substantial obligation under this Contract, and such default continues for a period of thirty (30) days from the date of reception of INE’s notification to the Contractor regarding such default.

SECTION 41.  EARLY TERMINATION

INE may decide on early termination of the Contract herein due to the inconvenience thereof by serving a written notice to the Contractor at least thirty (30) Days in advance of the early termination date.

Upon the early termination of the Contract, INE, together with the Contractor, shall prepare minutes specifying the following:

1.	The value of the works performed as of the early termination date.

2.	The value of the equipment and materials purchased by the Contractor before the early termination date, and which could not be economically and timely reused by the Contractor in any other Contract.

3.	Transportation and storage costs incurred for the protection of the equipment and materials that the Contractor could economically reuse in another Contract, within a maximum term of six (6) months.

4.	The reasonable implicit cost of removing the equipment by the Contractor before the early termination date.

5.	The implicit cost of return travel expenses of the Contractor’s personnel that was exclusively employed in the works.

6.	The costs incurred by the Contractor in order to protect the works.

7.	The costs to cancel any subcontract related to the execution of the works.

8.	Costs of Contractor personnel directly responsible for carrying out early termination activities

The amounts already paid to the Contractor and the advance payments pending amortization upon the early termination date shall be deducted from the amount arising from the calculation detailed in items 1 to 7.

SECTION 42.  POSSESSION OF THE WORKS

INE shall not take possession of the works before the Minutes of Provisional Acceptance are signed by both Parties; such signing by INE cannot be unreasonable withheld or delayed.

If the contract is terminated unilaterally or early, INE will take possession of the work in the condition it is at that time.

SECTION 43.  DIRECT SETTLEMENT

When one of the parties requests direct settlement, such party shall serve a written notice to the other, specifying the differences, and shall request that the place, date and time for discussion thereof be established. The issue must be determined within fifteen (15) days after receipt of the request.

Once the communication for direct settlement has been received, the party requesting it shall be asked in writing to set the place, date and time referred to above, and the other party may introduce the items that it deems convenient

Once the direct settlement procedure has been exhausted, if the dispute or controversy persists, the parties shall proceed in accordance with the provisions of Section 43, JURISDICTION, COMPETENCE AND APPLICABLE LAWS, to resolve the controversy that has arisen.

SECTION 44.  JURISDICTION, COMPETENCE AND APPLICABLE LAWS

All discrepancies, disagreement, difference, conflict, controversy or dispute arising between the parties in connection with this Contract relative to its application, execution, interpretation, validity, failure to comply or any other issue, must be amicably settled between them directly or, if the parties by common agreement so decide, through mediation or any other alternative means of solution of differences to which the “Law of Mediation, Conciliation and Arbitration” refers, within a maximum term of fifteen days from the day following the one on which the difference arose. If an agreement is not reached within the term indicated, such controversies will be presented for arbitration in the city of San Salvador, Republic of El Salvador and before the Center for Arbitration and Mediation of the Chamber of Commerce and Industry of El Salvador, in accordance with its Regulations.  The language of the arbitration shall be Spanish. In the absence of express procedural rules, the parties delegate their establishment to an arbitration panel. The arbitration panel shall be composed by three attorneys authorized in the Republic of El Salvador, freely practicing their profession, appointed one by each of the parties and a third appointed by these two in accordance with the Regulations of the Center for Mediation and Arbitration of the Chamber of Commerce and Industry of El Salvador.  If the arbitrators appointed by the parties or by the Center in their absence, do not agree on the appointment of the third arbitrator within a term of five (5) days after the acceptance of the last arbitrator appointed by them, the parties shall delegate to the Center for Mediation and Arbitration of the Chamber of Commerce and Industry of El Salvador the appointment of the third arbitrator in the same terms established for this case in paragraph five of article twenty five of the Regulations. The arbitrators must issue their award no later than ninety (90) days after their appointment.

This arbitration clause of the contract shall subsist even if its nullification is challenged, partially or totally, therefore in any case the exception of incompetence may not be invoked if one of the parties intends to promote any action before ordinary judges and/or tribunals. Without prejudice to the above, the parties indicate as special domicile the city of San Salvador in the Republic of El Salvador.

SECTION 45.  PUBLICITY

Except as required by law, regulation or as reasonably required to assert its rights hereunder, neither Party shall disclose the specific terms of this Contract without the prior written consent of the other Party. Notwithstanding the foregoing, the Parties acknowledge that each Party may desire to use the other Party’s name in press releases, product brochures and financial reports indicating the Parties’ relationship as seller and customer, and the Parties agree that each Party may use the other Party’s name in such a manner.

SECTION 46.  NOTICES.

All notices required hereunder shall be in writing and shall be deemed sufficiently given and received (i) upon delivery, if delivered personally, (ii) upon confirmed facsimile transmission, if sent by facsimile, (iii) upon confirmation of delivery, if delivered by a specialized commercial courier service (such as, but not limited to, Federal Express or DHL), addressed in each instance to the parties at the domiciles set forth below (or at such other domiciles as shall be given by the Parties in accordance with this section) or  (iv) if by email, upon response from the party to whom it was addressed indicating delivery has been made.

If to Contractor:
Name: Chris Coley - VP and General Counsel
Domicile: 204 Edison Way
Domicile (2)
City: Reno
State/Code: NV
Country: USA
Phone: 775-858-3742
Fax: 775-858-3731
Email: CColey@altairnano.com

If to INE:
Name:
Domicile:
Domicile (2):
City:
State/Code:
Country:
Phone:
Fax:
Email:

SECTION 47.  EFFECTIVENESS OF THE CONTRACT

Herein, notwithstanding the contract is signed on this date, it will entered into force when the competent authority authorizes the participation in the Market of the proposed energy storage system, in the commercial conditions in existence at the signing of the contract. As a result of the foregoing, rights and obligations, guarantees and payments, as well as the issuance of the order to proceed of the present contract, will take effect from the communication of the competent authority to INE of its approval.

INVERSIONES ENERGÉTICAS

/s/_____________________

ALTAIRNANO, INC

/s/ JOSE MIGUEL APARICIO
Special Representative

[NOTE: EXHIBITS OTHER THAN EXHIBIT G ARE NOT INCORPORATED INTO THE CONTRACT]

EXHIBIT G
SYSTEM OPERATING PARAMETERS

***